EXHIBIT 11

                    INDEPENDENCE HOLDING COMPANY
                  Computation of Per Share Earnings
              (In Thousands, Except Per Share Amounts)

                             THREE MONTHS ENDED    NINE MONTHS ENDED
                               SEPTEMBER 30,          SEPTEMBER 30,
                                1998       1997       1998      1997
                             ------------------    -----------------
INCOME:
  Net income................$  2,688   $  2,825   $  8,126  $  8,276
                              ======     ======     ======    ======
SHARES:
  Weighted average common
   shares outstanding.......   7,418      7,432      7,428     7,432
                              ======     ======     ======    ======
BASIC INCOME PER SHARE:
 Net income per share.......$    .36   $    .38   $   1.09  $   1.11
                              ======     ======     ======    ======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of
   options..................$  2,533   $  2,533   $  2,533  $  2,297
  Tax benefit from assumed
   exercise of options......     809        577        910       276
  Repurchase of treasury
   stock at the average
   market price per share of
   $12.95, $11.14, $13.74
   and $8.80, respectively..  (3,342)    (3,110)    (3,443)   (2,573)
                              ------     ------     ------    ------
  Assumed balance to be
   reinvested...............$      -  $       -   $      -  $      -
                              ======     ======     ======    ======
SHARES:
 Weighted average shares
  outstanding...............   7,418      7,432      7,428     7,432
 Shares assumed issued
  for options...............     379        380        379       353
 Treasury stock assumed
  purchased.................    (258)      (279)      (250)     (292)
                              ------     ------     ------    ------
 Adjusted average shares
 outstanding................   7,539      7,533      7,557     7,493
                              ======     ======     ======    ======
DILUTED INCOME PER SHARE:
 Net income per share.......$    .36  $     .37   $   1.08  $   1.10
                              ======     ======     ======    ======

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.